                        TOTAL RENAL CARE HOLDINGS, INC.
                                                                    EXHIBIT 12.1
                       RATIO OF EARNINGS TO FIXED CHARGES

                                          SEVEN MONTHS ENDED                                 NINE MONTHS ENDED
                    YEARS ENDED MAY 31,    DECEMBER 31, (1)   YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                  ----------------------- ------------------- ------------------------ ------------------------------
                   1993    1994    1995     1994      1995     1995    1996     1997    1997    1998        1998
                  ------- ------- ------- --------- --------- ------- ------- -------- ------- ------- --------------
                                    (IN THOUSANDS, EXCEPT FOR RATIO                                    (SUPPLEMENTAL)
                                                 DATA)
                                                                                                            (2)
Income before
income taxes,
minority
interest,
extraordinary
items and
cumulative
effect of a
charge in
accounting
principle.......  $15,932 $18,753 $24,323   $14,174   $26,436 $39,685 $60,945 $ 99,741 $71,744 $29,641    $132,299
Minority
Interest........      775   1,046   1,593       878     1,784   2,544   3,578    4,502   3,193   4,817       4,817
                  ------- ------- ------- --------- --------- ------- ------- -------- ------- -------    --------
                   15,157  17,707  22,730    13,296    24,652  37,141  57,367   95,239  68,551  24,824     127,482
                  ------- ------- ------- --------- --------- ------- ------- -------- ------- -------    --------
Fixed Charges:

Interest expense
and amortization
of debt issuance
costs and
discounts on all
indebtedness....    1,442   1,575   9,087     4,676     8,007  13,375  14,075   30,289  18,512  61,869      52,046
Preferred
dividends.......    2,075
Interest portion
of rental
expense.........    1,352   1,926   2,475     1,438     1,950   3,347   5,301    8,196   5,761   9,531       9,531
                  ------- ------- ------- --------- --------- ------- ------- -------- ------- -------    --------
Total fixed
charges.........    4,869   3,501  11,562     6,114     9,957  16,722  19,376   38,485  24,273  71,400      61,577
                  ------- ------- ------- --------- --------- ------- ------- -------- ------- -------    --------
Earnings before
income taxes,
minority
interest,
extraordinary
items,
cumulative
effect of a
change in
accounting
principle and
fixed charges...  $20,026 $21,208 $34,292   $19,410   $34,609 $53,863 $76,743 $133,202 $92,824 $96,224    $189,059
                  ======= ======= ======= ========= ========= ======= ======= ======== ======= =======    ========
Ratio of
earnings to
fixed charges...     4.11    6.06    2.97      3.17      3.48    3.22    3.96     3.47    3.82    1.35        3.07
                  ======= ======= ======= ========= ========= ======= ======= ======== ======= =======    ========

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(1) In 1995, we changed our fiscal year end to December 31 from May 31.

(2) A supplemental calculation of the ratio of earnings to fixed charges is presented to exclude nonrecurring merger costs and interest rate swap termination costs. During the nine months ended September 30, 1998, we recorded $92.8 million of fees and expenses related to the Merger and to the integration of the combined companies. In April 1998, we recorded $9.8 million related to interest rate swap termination costs.

  The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Earnings is defined as pretax income from continuing operations adjusted by adding fixed charges and excluding interest capitalized during the period. Fixed charges means the total of interest expenses and amortization of financing costs, the estimated interest component of rental expense on operating leases and preferred stock dividends.